Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 May 18, 2011

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ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 1 Year Corporates
BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor's).

Notice: The auction has been extended until 5/18/2011 1:32:27 PM EDT.

Auction Information

Auction Start:	5/11/2011 5:00 PM EDT
Auction End:	5/18/2011 1:32 PM EDT
Last Update:	**5/18/2011 2:18:27 PM EDT**
Auction Status:	**Over**

Issue Information

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	2.000%
Maturity Date:	5/15/2012

More...

Bidding Information

Bids

Final Market-Clearing Price: 98.711

Final Market-Clearing Yield*: 3.351%

Bidder	Units	Price	Timestamp	Awarded	Amount Due
Bidder 10095	35	100.098	5/17/2011 11:43:08 AM	35 units	$ 34,548.85
Bidder 24514	165	100.096	5/17/2011 12:21:43 PM	165 units	$ 162,873.15
Bidder 24591	12	100.096	5/18/2011 12:06:17 PM	12 units	$ 11,845.32
Bidder 16644	10	100.009	5/16/2011 4:17:57 PM	10 units	$ 9,871.10
Bidder 18363	22	100.009	5/17/2011 3:43:54 PM	22 units	$ 21,716.42
Bidder 15488	15	100.009	5/17/2011 4:43:08 PM	15 units	$ 14,806.65
Bidder 13825	20	100.009	5/18/2011 12:36:59 PM	20 units	$ 19,742.20
Bidder 13825	15	100.009	5/18/2011 12:46:33 PM	15 units	$ 14,806.65
Bidder 13200	10	100.000	5/12/2011 12:57:14 PM	10 units	$ 9,871.10
Bidder 24494	50	100.000	5/18/2011 11:29:26 AM	50 units	$ 49,355.50
Bidder 24655	65	100.000	5/13/2011 4:10:58 PM	65 units	$ 64,162.15
Bidder 24585	100	100.000	5/13/2011 5:14:18 PM	100 units	$ 98,711.00
Bidder 13536	5	100.000	5/14/2011 11:28:40 PM	5 units	$ 4,935.55
Bidder 6561	20	100.000	5/17/2011 3:09:09 PM	20 units	$ 19,742.20
Bidder 26725	20	100.000	5/18/2011 11:57:49 AM	20 units	$ 19,742.20
Bidder 15294	10	100.000	5/18/2011 1:07:57 PM	10 units	$ 9,871.10
Bidder 27650	15	100.000	5/18/2011 1:18:40 PM	15 units	$ 14,806.65
Bidder 21789	16	99.999	5/18/2011 1:05:27 AM	16 units	$ 15,793.76
Bidder 24729	26	99.941	5/12/2011 8:00:13 PM	26 units	$ 25,664.86
Bidder 24403	5	99.930	5/18/2011 11:03:38 AM	5 units	$ 4,935.55
Bidder 18526	10	99.904	5/16/2011 8:10:53 PM	10 units	$ 9,871.10
Bidder 23428	1	99.807	5/18/2011 2:47:43 AM	1 unit	$ 987.11
Bidder 21438	3	99.711	5/17/2011 6:43:49 PM	3 units	$ 2,961.33
Bidder 19920	1	99.626	5/13/2011 2:39:25 PM	1 unit	$ 987.11
Bidder 24406	1	99.626	5/13/2011 2:45:17 PM	1 unit	$ 987.11
Bidder 23462	20	99.529	5/12/2011 5:33:48 PM	20 units	$ 19,742.20
Bidder 6231	50	99.529	5/18/2011 1:29:15 PM	50 units	$ 49,355.50
Bidder 15820	50	99.529	5/18/2011 1:31:54 PM	50 units	$ 49,355.50
Bidder 18984	150	99.520	5/12/2011 10:43:12 PM	150 units	$ 148,066.50
Bidder 22761	85	99.520	5/13/2011 6:30:25 PM	85 units	$ 83,904.35
Bidder 23427	1	99.520	5/18/2011 2:55:03 AM	1 unit	$ 987.11
Bidder 13727	5	99.500	5/12/2011 4:31:44 PM	5 units	$ 4,935.55
Bidder 21438	3	99.424	5/17/2011 6:43:49 PM	3 units	$ 2,961.33
Bidder 15637	3	99.285	5/18/2011 11:44:17 AM	3 units	$ 2,961.33
Bidder 21217	5	99.045	5/17/2011 8:09:32 PM	5 units	$ 4,935.55
Bidder 25296	10	99.043	5/13/2011 12:55:04 PM	10 units	$ 9,871.10
Bidder 21438	4	99.034	5/17/2011 6:43:49 PM	4 units	$ 3,948.44
Bidder 22215	10	99.000	5/14/2011 4:57:17 PM	10 units	$ 9,871.10
Bidder 23520	30	98.929	5/17/2011 4:56:06 PM	30 units	$ 29,613.30
Bidder 23899	10	98.868	5/12/2011 10:11:08 PM	10 units	$ 9,871.10
Bidder 21477	25	98.863	5/18/2011 1:30:27 PM	25 units	$ 24,677.75
Bidder 14033	50	98.806	5/18/2011 1:25:06 PM	50 units	$ 49,355.50
Bidder 24757	10	98.800	5/18/2011 1:30:54 PM	10 units	$ 9,871.10
Bidder 22590	62	98.750	5/18/2011 1:31:37 PM	62 units	$ 61,200.82

Bidder 21822	50	98.712	5/18/2011 1:32:21 PM	50 units	$ 49,355.50
Bidder 23691	10	98.712	5/18/2011 1:29:29 PM	10 units	$ 9,871.10
Bidder 27643	250	98.712	5/18/2011 1:29:36 PM	250 units	$ 246,777.50
Bidder 15516	1	98.712	5/18/2011 1:30:48 PM	1 unit	$ 987.11
Bidder 25702	200	98.711	5/18/2011 10:17:54 AM	26 units	$ 25,664.86
Bidder 27649	200	98.705	5/18/2011 1:30:38 PM	Rejected: Price	
				« Prev. Page 1 of 2	Next »
			Auction Totals:	**1,572 units**	**$ 1,551,736.92**

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

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ZIONS DIRECT

SIGN IN | REGISTER | CONTACT US

ZIONS DIRECT AUCTIONS

Home » Auction #3074

Auctions
View current auctions
Results Archive
View the results of completed auctions
FDIC-Insured CDs
Municipal Bonds
Corporate Bonds
US Agencies
Stock
Warrants
Issuers
University
Learn more about our auctions
Demos
Learn how to participate!
Think

WEEKLY UPDATE
Sign up to receive a free weekly email containing economic commentary, new-issue alerts, investing news, and much more.
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Last Name
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Sign Up!

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 1 Year Corporates
BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor's).

Notice: The auction has been extended until 5/18/2011 1:32:27 PM EDT.

Auction Information

Auction Start:	5/11/2011 5:00 PM EDT
Auction End:	5/18/2011 1:32 PM EDT
Last Update:	**5/18/2011 2:19:06 PM EDT**
Auction Status:	**Over**

Issue Information

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	2.000%
Maturity Date:	5/15/2012

More...

Bidding Information

Bids

Final Market-Clearing Price: 98.711
Final Market-Clearing Yield*: 3.351%

Bidder	Units	Price	Timestamp	Awarded	Amount Due
Bidder 15413	100	98.664	5/18/2011 1:11:40 PM	Rejected: Price	
Bidder 27649	200	98.650	5/18/2011 1:26:53 PM	Rejected: Price	
Bidder 27643	250	98.646	5/18/2011 1:27:49 PM	Rejected: Price	
Bidder 23975	12	98.620	5/18/2011 1:28:31 PM	Rejected: Price	
Bidder 27643	250	98.617	5/18/2011 1:20:38 PM	Rejected: Price	
Bidder 17854	5	98.610	5/18/2011 11:09:08 AM	Rejected: Price	
Bidder 27456	5	98.589	5/18/2011 1:07:54 PM	Rejected: Price	
Bidder 27649	200	98.580	5/18/2011 1:08:58 PM	Rejected: Price	
Bidder 24302	36	98.575	5/18/2011 12:13:04 PM	Rejected: Price	
Bidder 14033	50	98.570	5/18/2011 12:05:56 PM	Rejected: Price	
Bidder 27643	250	98.570	5/18/2011 12:19:30 PM	Rejected: Price	
Bidder 25692	50	98.570	5/18/2011 12:39:29 PM	Rejected: Price	
Bidder 22590	50	98.570	5/18/2011 12:57:48 PM	Rejected: Price	
Bidder 22590	44	98.570	5/18/2011 1:02:04 PM	Rejected: Price	
Bidder 27456	5	98.570	5/18/2011 1:06:26 PM	Rejected: Price	
Bidder 22590	50	98.525	5/18/2011 12:56:16 PM	Rejected: Price	
Bidder 23436	1,000	98.500	5/18/2011 11:58:01 AM	Rejected: Price	
Bidder 17520	4	98.500	5/18/2011 12:08:21 PM	Rejected: Price	
Bidder 24302	36	98.335	5/12/2011 10:51:13 PM	Rejected: Price	
Bidder 24059	50	98.335	5/13/2011 7:10:44 PM	Rejected: Price	
Bidder 21438	2	98.194	5/17/2011 6:43:49 PM	Rejected: Price	
Bidder 22941	20	98.194	5/18/2011 9:05:39 AM	Rejected: Price	
Bidder 25025	25	98.100	5/12/2011 4:00:05 PM	Rejected: Price	
Bidder 14033	50	98.100	5/17/2011 3:53:53 PM	Rejected: Price	
Bidder 20947	1	98.100	5/18/2011 11:39:06 AM	Rejected: Price	
Bidder 15413	200	98.007	5/17/2011 5:46:03 PM	Rejected: Price	
Bidder 17520	4	98.002	5/18/2011 11:59:05 AM	Rejected: Price	
Bidder 26631	5	98.001	5/18/2011 11:16:57 AM	Rejected: Price	
Bidder 17520	4	98.001	5/18/2011 11:58:44 AM	Rejected: Price	
Bidder 27625	2	98.000	5/18/2011 4:41:26 AM	Rejected: Price	
Bidder 27625	2	98.000	5/18/2011 4:41:26 AM	Rejected: Price	
Bidder 27643	250	98.000	5/18/2011 12:14:11 PM	Rejected: Price	
Bidder 27526	100	98.000	5/13/2011 2:14:01 PM	Rejected: Price	
Bidder 16612	25	98.000	5/15/2011 9:08:20 PM	Rejected: Price	
Bidder 17520	1	98.000	5/16/2011 2:04:08 PM	Rejected: Price	
Bidder 17520	3	98.000	5/16/2011 2:10:33 PM	Rejected: Price	
Bidder 27628	80	98.000	5/16/2011 3:16:17 PM	Rejected: Price	
Bidder 27456	5	98.000	5/18/2011 12:24:35 PM	Rejected: Price	

« Prev. Page 2 of 2 Next »

Auction Totals: **1,572 units** **$ 1,551,736.92**

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions